ANNUAL REPORT
Chevy Chase Auto Receivables Trust 2000-2
$ 318,684,000.00 Auto Receivables Backed Certificates
For the Year Ended December 31, 2000




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %
          ____________ ___________ ___________ ________ ____________ _______
 Jan-2000
 Feb-2000
 Mar-2000
 Apr-2000
 May-2000
 Jun-2000
 Jul-2000
 Aug-2000
 Sep-2000
 Oct-2000  10,438,378   1,518,252           0    0.00%    2,646,748    0.85%
 Nov-2000   9,352,041   1,763,969      30,870    0.12%    5,060,601    1.66%
 Dec-2000   8,102,658   1,712,065      43,497    0.18%    6,519,027    2.20%
          ____________ ___________ ___________
   Totals  27,893,076   4,994,286      74,367

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.